Exhibit 99.1

350 SOUTH GRAND AVENUE, SUITE 5100 LOS ANGELES, CALIFORNIA 90071
PHONE: 213 687-7700	WWW.RSAC.COM	FAX: 213 687-8792

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle
Investor Relations
(713) 610-9937
(213) 576-2428
kfeazle@rsac.com
investor@rsac.com

RELIANCE STEEL & ALUMINUM CO. AGREES TO

ACQUIRE CONTINENTAL ALLOYS & SERVICES, INC.

Los Angeles, CA — July 14, 2011 — Reliance Steel & Aluminum Co. (NYSE:RS) announced today that it has reached an agreement to purchase all of the outstanding capital securities of Continental Alloys & Services, Inc., headquartered in Houston, Texas and certain affiliated companies. Continental is a leading global materials management company focused on high-end steel and alloy pipe, tube and bar products and precision manufacturing of various tools designed for well completion programs of global energy service companies and  has 12 locations in seven countries including the United States, Canada, United Kingdom, Singapore, Malaysia, Dubai and Mexico. Continental and its affiliates had unaudited combined net sales of approximately $196 million for the six months ended June 30, 2011. The transaction is expected to be finalized within 30 days, subject to customary closing conditions.  Terms were not disclosed.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America.  Through a network of more than 200 locations in 38 states and Belgium, Canada, China, Malaysia, Mexico, Singapore, South Korea, and the United Kingdom, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

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Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2011 “Fortune 500” List, the 2009 Forbes “America’s Best Managed Companies” List, the 2011 Fortune List of “The World’s Most Admired Companies,” and the 2009 Forbes “Platinum 400 List of America’s Best Big Companies.”

This release may contain forward-looking statements. Actual results and events may differ materially as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s control.Risk factors and additional information are included in Reliance Steel & Aluminum Co.’s reports on file with the Securities and Exchange Commission, including Reliance Steel & Aluminum Co.’s Annual Report on Form 10K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

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